EXHIBIT 99.1

LITHIA MOTORS REPORTS FIRST QUARTER 2009 RESULTS

  Lithia posts profit despite negative industry environment

  Tripled initial cost savings objectives, with an annualized reduction now of $55 million

Medford, Oregon, April 29, 2009 (1:05 p.m. PT) – Lithia Motors, Inc. (NYSE: LAD) announced today that net income from continuing operations in the first quarter of 2009 was $0.2 million or one cent per diluted share, the same as prior year. Consolidated net income for the first quarter of 2009 was six cents per share after inclusion of one cent per share income from continuing operations and five cents per share income from discontinued operations and disposal activities. In the quarter, the Company had a net benefit from certain items of $1.5 million, including a gain on early extinguishment of debt and a net gain on asset sales and dispositions, partially offset by asset impairment charges.

First quarter 2009 revenue totaled $398 million, compared to $567 million in the year-ago period, driven primarily by lower vehicle sales. Same store sales for new and used vehicle retail sales declined 39.9% and 13.0% respectively, when compared to the same quarter last year. Parts and service same-store sales declined 6.3% compared to the same quarter of last year.

Sid DeBoer, Lithia’s Chairman and CEO, commented: “We are pleased to post a profit in the first quarter of 2009. Despite the declining revenue base and decreasing same store sales, we were able to improve gross margins in each of our business lines and continue to reduce costs. As business conditions remain challenging, we have accelerated our cost reduction program. We now project our annualized cost savings on continuing operations to exceed $55 million.”

“We continue to strengthen our balance sheet. We were in compliance with all debt covenants at the end of the quarter. As of today, only $6.9 million of our convertible notes due in May 2009 remain outstanding. We have generated approximately $41 million of cash since January 1st from financings, the sale of assets and other activities. Our liquidity is strong, including cash and availability on our credit facilities of approximately $52 million.”

“We continue to execute the restructuring plan announced in June 2008. Of the 31 stores we identified for disposal, 20 have been divested to date,” concluded Mr. DeBoer.

The first quarter conference call may be accessed at 2:00 p.m. Pacific Time today by phone at (973) 409-9255 Conference ID: 95124108. A playback of the conference call will be available after 5 p.m. Pacific Time April 29, 2009 through May 8, 2009 by calling 800-642-1687 access code: 95124108.

About Lithia

Lithia Motors, Inc. is a Fortune 700 Company, selling 27 brands of new and all brands of used vehicles at 91 stores, which are located in 13 states. Internet sales are centralized at www.Lithia.com. Lithia also sells used vehicles; arranges finance, warranty, and credit insurance contracts; and provides vehicle parts, maintenance, and repair services at all of its locations.

Additional Information

For additional information on Lithia Motors, contact the Investor Relations Department: (541) 776-6591 or log-on to: www.lithia.com – go to Investor Relations

Forward Looking Statements

This press release includes forward looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995, which management believes are a benefit to shareholders. These statements are necessarily subject to risk and uncertainty and actual results could differ materially due to certain risk factors, including without limitation, future economic conditions and others set forth from time to time in the company’s filings with the SEC. We make forward-looking statements about our annualized cost savings. Specific risks in this press release include execution of the restructuring plan and expense reductions, future interest rates and macro-economic and market factors affecting the company’s sales levels and profitability.

LITHIA MOTORS, INC.
(In thousands except per share data)
Unaudited	Three Months Ended			%
	March 31,		Increase	Increase
	2009	2008	(Decrease)	(Decrease)
New vehicle sales	$187,104	$312,358	$(125,254)	(40.1)%
Used vehicle sales	124,844	155,132	(30,288)	(19.5)
Finance and insurance	13,462	21,463	(8,001)	(37.3)
Service, body and parts	71,853	77,278	(5,425)	(7.0)
Fleet and other revenues	539	913	(374)	(41.0)
Total revenues	397,802	567,144	(169,342)	(29.9)

Cost of sales	319,620	470,205	(150,585)	(32.0)
Gross profit	78,182	96,939	(18,757)	(19.3)
SG&A expense	68,059	82,577	(14,518)	(17.6)
Depreciation and amortization	4,307	4,538	(231)	(5.1)
Income from operations	5,816	9,824	(4,008)	(40.8)

Floorplan interest expense	(2,863)	(5,062)	(2,199)	(43.4)
Other interest expense	(3,779)	(4,449)	(670)	(15.1)
Other income, net	1,171	63	1,108	1,758.7
Income from continuing operations
before income taxes	345	376	(31)	(8.2)

Income tax expense	153	154	(1)	(0.6)
Income tax rate	44.1%	41.0%
Income from continuing operations	192	222	(30)	(13.5)

Discontinued operations:
Loss from operations,
net of income tax	(1,594)	(2,383)	(789)	(33.1)
Gain from disposal activities,
net of income tax	2,731	-	2,731	NM
Net income (loss)	$1,329	$(2,161)	3,490	161.5

Diluted net income per share:
Continuing operations	0.01	0.01	-	-
Discontinued operations:
Loss from operations,
net of income tax	(0.08)	(0.12)
Gain from disposal activities,
net of income tax	0.13	-
Net income per share	$0.06	$(0.11)	$0.17	154.5
Diluted shares outstanding	20,831	19,962	869	4.4%

NM – not meaningful

Lithia Motors, Inc.
(Continuing Operations)	Three Months Ended				%
Unaudited	March 31,		Increase		Increase
	2009	2008	(Decrease)		(Decrease)
Unit sales:
New vehicle	6,243	10,542	(4,299)		(40.8)%
Used - retail vehicle	7,055	7,105	(50)		(0.7)
Used - wholesale	3,077	4,660	(1,583)		(34.0)
Total units sold	16,375	22,307	(5,932)		(26.6)

Average selling price:
New vehicle	$29,970	$29,630	$340		1.1%
Used - retail vehicle	15,392	17,496	(2,104)		(12.0)
Used - wholesale	5,283	6,614	(1,331)		(20.1)

Gross margin/profit data
New vehicle retail	8.7%	7.8%	90	bps
Used vehicle retail	12.4%	12.0%	40	bps
Used vehicle wholesale	2.3%	(1.2)%	350	bps
Service, body & parts	47.7%	46.9%	80	bps
Finance & insurance	100.0%	100.0%	-
Gross profit margin	19.7%	17.1%	260	bps
New retail gross profit/unit	$2,604	$2,312	$292
Used retail gross profit/unit	1,916	2,095	(179)
Used wholesale gross profit/unit	120	(83)	203
Finance & insurance/retail unit	1,012	1,216	(204)

Revenue mix:
New vehicles	47.0%	55.1%
Used retail vehicles	27.3%	21.9%
Used wholesale vehicles	4.1%	5.4%
Finance and insurance, net	3.4%	3.8%
Service and parts	18.1%	13.6%
Fleet and other	0.1%	0.2%

Lithia Motors, Inc.
(Brand Mix)	Three Months Ended
Unaudited	March 31,
	2009	2008
New vehicle unit sales brand
mix – continuing operations:
Chrysler Brands	33.8%	33.5%
General Motors & Saturn	16.0%	18.9%
Toyota	13.9%	14.5%
Honda	8.9%	8.5%
Ford	5.0%	4.8%
BMW	5.0%	4.4%
Hyundai	3.7%	2.7%
Nissan	3.3%	4.8%
Volkswagen, Audi	3.8%	3.0%
Subaru	4.2%	2.4%
Mercedes	0.6%	0.5%
Other	1.8%	2.0%

New vehicle unit sales brand
mix – including discontinued operations:
Chrysler Brands	36.7%	38.4%
General Motors & Saturn	14.9%	17.1%
Toyota	14.1%	14.4%
Honda	7.9%	6.9%
Ford	4.9%	4.9%
BMW	4.5%	3.6%
Hyundai	4.1%	3.1%
Nissan	2.9%	4.0%
Volkswagen, Audi	3.4%	2.5%
Subaru	4.1%	2.4%
Mercedes	1.0%	1.2%
Other	1.5%	1.5%

LITHIA MOTORS, INC.
(Selected Same Store Data)
Unaudited	Three Months Ended
	March 31,
	2009	2008
Same store total sales geographic mix:
Texas	24.3%	29.1%
Oregon	16.1%	14.8%
California	11.1%	11.1%
Alaska	9.8%	7.9%
Washington	8.7%	8.9%
Iowa	7.0%	7.0%
Montana	7.3%	6.8%
Idaho	7.5%	6.8%
Nevada	4.9%	4.4%
Colorado	1.9%	1.8%
Nebraska	1.4%	1.4%

Same store revenue:
New vehicle retail sales	(39.9)%	(12.9)%
Chrysler Brands	(39.7)%	(16.7)%
General Motors & Saturn	(47.6)%	(5.6)%
Toyota	(44.5)%	4.2%
All other brands	(33.4)%	(18.7)%
Used vehicle retail sales	(13.0)%	(9.3)%
Used wholesale sales	(48.1)%	(8.0)%
Total vehicle sales (excluding fleet)	(33.2)%	(11.7)%
Finance & insurance sales	(33.0)%	(11.7)%
Service, body and parts sales	(6.3)%	3.5%
Total sales (excluding fleet)	(29.5)%	(9.9)%
Total gross profit (excluding fleet)	(17.9)%	(14.1)%

LITHIA MOTORS, INC.
Balance Sheet Highlights (Dollars in Thousands)
Unaudited
	March 31, 2009	December 31, 2008
Cash & cash equivalents	$9,104	$10,874
Trade receivables*	60,031	69,615
Inventory	391,959	422,812
Assets held for sale	139,603	161,423
Other current assets	10,331	31,828
Total current assets	611,028	696,552

Real estate, net	284,875	284,088
Equipment & other, net	59,238	62,188
Other assets	93,144	90,631
Total assets	$1,048,285	$1,133,459

Flooring notes payable	$264,901	$337,700
Liabilities related to assets held for sale	89,162	108,172
Current maturities of senior
subordinated convertible notes	39,300	42,500
Other current liabilities	110,746	108,656
Total current liabilities	504,109	597,028

Real estate debt	171,239	163,708
Other long-term debt	87,683	101,476
Other liabilities	33,664	22,904
Total liabilities	$796,695	$885,116

Shareholders' equity	251,590	248,343

Total liabilities & shareholders' equity	$1,048,285	$1,133,459

*Note: Includes contracts-in-transit of $23,589 and $27,799 for 2009 and 2008

Other balance sheet data
Lt debt/total cap (excludes real estate)	26%	29%
Book value per basic share	12.12	12.30

Debt covenant ratios
	Requirement	As of March 31, 2009
Minimum net worth	Not less than $175 million	$252 million
Fixed charge coverage ratio	Not less than 1.0 to 1	1.30 to 1
Cash flow leverage ratio	Not more than 3.0 to 1	2.48 to 1
Minimum current ratio	Not less than 1.2 to 1	1.31 to 1